CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH "[***]". SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

[***]

Sotheby's EST. 1744

Masterworks Gallery, LLC as agent for Masterworks Cayman SPC,
acting on behalf of its Gallery Segregated Portfolio
225 Liberty Street
Floor 29
NEW YORK NY 10281-2699
USA

Conrad Singapore Orchard
1 Cuscaden Road #02-01
Singapore 249715
Tel (65) 6732 8239

GST Registration No: 19-9601947-Z

Account number	[***]
Invoice number	93547730
Date & tax point	11 July 2023
Sale currency	SGD

Tax Invoice for Modern & Contemporary Art

Sale SG7028 - 2 July 2023

LOT 46 - Kazuo Shiraga, Kari, oil on canvas, 1991, 60 x 72.5 cm

Hammer price	SGD 300,000.00
Buyer's premium	SGD 78,000.00
Overhead premium	SGD 3,000.00
GST at 0%	SGD 0.00
Lot total	**SGD 381,000.00**

Invoice total + premium	**SGD 381,000.00**
Total GST	**SGD 0.00**
Total amount due	**SGD 381,000.00**

- **Payment of SGD 381,000.00 is due on 31 August 2023**

This invoice replaces invoice number 93547727.

We can only accept payment from the buyer named on this invoice.

Bank transfers

- HSBC
  10 Marina Blvd Marina Bay Financial Centre Singapore

  Account name
  [***]

  Account number
  [***]

  SWIFT code [***]

Please include your name, your account number ([***]) and invoice number ([***])

Cheques

- Make payable to "Sotheby's (Singapore) Pte Limited"
- Cheques must be drawn from a bank in Singapore
- Cheques take up to 3 business days to clear
- Send to Post Sale Services
  Sotheby's (Singapore) Pte Limited
  Conrad Singapore Orchard
  1 Cuscaden Road #02-01
  Singapore 249715

The lot(s) listed on this invoice have been sold subject to our Conditions of Business. According to our Conditions of Business, late payment will be liable to interest charged at 2% per month and uncollected property will be subject to storage charges.

For assistance, please contact
Post Sale Services
E hkpostsaleservices@sothebys.com

Sotheby's EST. 1744

Conrad Singapore Orchard
1 Cuscaden Road #02-01
Singapore 249715
Tel (65) 6732 8239

Payment

Payment is due immediately after the sale. It is Sotheby's policy to accept payment only from the client named on the invoice. We reserve the right to decline payments received from anyone other than the invoiced party. Payment can be made by the following methods:

- Wire transfer in Singaporean Dollars.
- Credit Card (Visa, Mastercard, Union Pay or American Express) payments may be made
  - **a.** In person by the cardholder at Sotheby's Singapore premises, subject to a maximum payment of SGD 150,000 per sale
  - **b.** Online at www.sothebys.com/en/invoice-payment.html, subject to maximum payment amount as stated on the website
  - **c.** Via Sotheby's mobile app
- Cheques must be drawn from a bank in Singapore (made payable to Sotheby's Singapore Pte. Limited).
- Singapore Dollar Cash (subject to a maximum of SGD 13,000).

Whilst personal and company cheques (drawn in Singapore Dollars) are accepted, property will not be released until such cheques have cleared, unless you have a pre-arranged cheque acceptance agreement (the application form is available from Post Sale Services).

Bank transfers should be sent to:

HSBC,
10 Marina Blvd Marina Bay Financial Centre Singapore

Account Name: [***]
Account Number: [***]
SWIFT Code: [***]

Please instruct your bank to include your name, Sotheby's account number and invoice number.

Liability for loss or damage

Buyers are reminded that Sotheby's accepts liability for loss or damage to lots until the earlier of (i) collection or (ii) 30 calendar days after the date of the auction. Please refer to Condition 7 of the Conditions of Business for Buyers.

Request for identification

Sotheby's requires all clients to present government-issued identification to confirm their identity. Individual clients are requested to provide a copy of a passport, a driver's licence or other government-issued identification card containing a photograph and address. Corporate clients are requested to provide a copy of a Certificate of Incorporation or other government-issued document indicating the bona fide existence of the corporation, as well as proof of the individual's authority to act on behalf of the corporation. If you have any questions about the appropriate type of identification document, please contact Post Sale Services.

Shipping Services

Sotheby's offers a comprehensive shipping service. If you received a shipping quotation or have any questions about the services we offer, please contact Post Sale Services.

Sales and use tax

Local sales/use taxes may become payable upon import of purchases into certain states in the US. Buyers should obtain their own advice in this regard. In the event that Sotheby's ships purchased items into a US state in which Sotheby's is registered to collect sales tax, Sotheby's is obliged to collect and remit the respective state's sales/use tax in effect on the total price of the lot which includes hammer price, buyers premium, overhead premium and any requested shipping services including insurance, as applicable, of such items, regardless of the country in which the purchaser resides or is a citizen, unless a valid Resale Exemption Certificate has been provided to the Sotheby's Post Sale Services prior to the release of the property.

Local Tax Advisor

Sotheby's recommends that clients with questions regarding U.S. sales or use taxes related to property purchased at auction should seek tax advice from their advisors.

Exporting property

The export of any property from Singapore or import into any other country may be subject to one or more export or import requirements or restrictions. It is the buyer's sole responsibility to obtain any necessary export, import, firearm, endangered species or other permits or licences. The denial of any licence or delay in obtaining such licence shall not justify cancellation or rescission of the sale or any delay in payment. If you require any further information about the export of your property, please contact Post Sale Services.

Collection

In order to collect your property the following is required:

- Your payment in full (including any interest, handling and storage charges due) must be received and cleared.
- The person collecting must present valid identification as noted in "Request for identification".
- You must provide written authorisation for anyone collecting on your behalf. Please include the person's full name and the property to be collected. Please contact the Sale Administrator named in the relevant sale catalogue for the location of your purchase prior to collection. Please refer to Conditions 7 and 10 of our Conditions of Business for Buyers.

Storage charges

If you do not collect a purchased lot within 30 calendar days following the date of an auction, storage and handling charges may apply. Please refer to Condition 10(a) of our Conditions of Business for Buyers.

Contact information

Should you have any questions regarding payment, please contact Post Sale Services (Mon - Fri 9.30am to 6pm)
E hkpostsaleservices@sothebys.com